Exhibit 99.1

Press Release	For Immediate Release
Date: February 6, 2025

GLEN BURNIE BANCORP ANNOUNCES

FOURTH QUARTER and FULL YEAR 2024 RESULTS

GLEN BURNIE, MD (February 6, 2025) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net loss of $39,000, or -$0.01 per basic and diluted common share, for the three-month period ended December 31, 2024, compared to net income of $167,000, or $0.06 per basic and diluted common share, for the three-month period ended December 31, 2023. Bancorp reported a net loss of $112,000, or -$0.04 per basic and diluted common share, for the twelve-month period ended December 31, 2024, compared to net income of $1.4 million, or $0.50 per basic and diluted common share, for the same period in 2023. On December 31, 2024, Bancorp had total assets of $358.9 million. Bancorp is the oldest independent commercial bank in Anne Arundel County.

“Our financial performance in 2024 is disappointing and represents the challenges inherent in navigating the interest rate environment of the last several years. The Company’s focus on generating additional interest-earning assets at higher current market interest rates and rebuilding our base of core, low-cost deposits was moderately successful,” said Mark C. Hanna, President, and Chief Executive Officer. “Despite the challenges of declining net interest income, the Company’s financial strength is reflected in a strong capital position, available liquidity, and prudent expense management. Although interest expense increased significantly in year over year comparisons, loan growth of $28.9 million and higher yields on earning assets contributed to expanded interest income that partially offset higher interest expense and helped mitigate margin compression.”

In closing, Mr. Hanna added, “To invest in strategic opportunities that will benefit the long-term performance of the Bank, the difficult decision was made to change the longstanding practice of approving quarterly cash dividends for shareholders. As the Bank evaluates our next 75 years, we are committed to our business model and the economic strength of the communities we serve. To better serve the evolving needs of our clients, there is a need to reinvest in our people, technology, products, and facilities. Based on our capital levels, conservative underwriting policies, on- and off-balance sheet liquidity, strong loan diversification, and current economic conditions within the markets we serve, management expects to navigate the uncertainties and remain well-capitalized. Our focus remains continued execution on our strategic priorities to generate organic loan and deposit growth.”

Highlights for the Quarter and Year ended December 31, 2024

Despite growth in loans and deposits for the twelve-month period ending December 31, 2024, net interest income decreased $1.2 million, or 9.84% to $10.9 million through December 31, 2024, as compared to $12.1 million during the same period of 2023. The decrease resulted primarily from a $3.1 million increase in interest expenses, offset by a $1.9 million increase in interest and fees on loans. The $2.0 million increase in interest on deposits was driven by the higher cost of money market deposit balances. The $1.0 million increase in interest on borrowings was driven by a $20.1 million increase in the average balance of borrowed funds due to the elevated level of deposit runoff that occurred in 2023.

Total interest income increased $1.9 million to $15.2 million for the twelve-month period ending December 31, 2024, compared to the same period in 2023 as the result of a $1.9 million increase in interest and fees on loans. The increase in interest income was driven by rate adjustments on loans offerings consistent with the higher interest rate environment. However, loan pricing pressure/competition will continue to place pressure on the Company’s net interest margin.

The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 16.40% on December 31, 2024, compared to 18.40% for the same period of 2023, will provide ample capacity for future growth.

Return on average assets for the three-month period ended December 31, 2024, was -0.04%, compared to 0.19% for the three-month period ended December 31, 2023. Return on average equity for the three-month period ended December 31, 2024, was -0.75%, compared to 4.65% for the three-month period ended December 31, 2023. Lower net income and higher average balances drove the lower return on average assets and the lower return on average equity.

The cost of funds was 1.38% for the quarter ended December 31, 2024, compared to 0.64% for the quarter ended December 31, 2023. The 0.74% increase was primarily driven by the increase in the cost of money market deposits and borrowed funds.

The book value per share of Bancorp’s common stock was $6.14 on December 31, 2024, compared to $6.70 per share on December 31, 2023. The decrease was primarily due to the increase in unrealized losses on available for sale securities caused by higher market interest rates.

On December 31, 2024, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 15.15% on December 31, 2024, compared to 17.37% on December 31, 2023. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $358.9 million on December 31, 2024, an increase of $7.1 million or 2.03%, from $351.8 million on December 31, 2023. Investment securities decreased by $31.5 million or 22.58%, to $107.9 million as of December 31, 2024, compared to $139.4 million for the same period of 2023. Loans, net of deferred fees and costs, were $205.2 million on December 31, 2024, an increase of $28.9 million or 16.40%, from $176.3 million on December 31, 2023. Cash and cash equivalents increased $9.2 million or 60.51%, from $15.2 million on December 31, 2023, to $24.4 million on December 31, 2024.

Total deposits were $309.2 million on December 31, 2024, an increase of $9.1 million or 3.04%, from $300.1 million on December 31, 2023. Noninterest-bearing deposits were $100.7 million on December 31, 2024, a decrease of $16.2 million or 13.83%, from $116.9 million on December 31, 2023. Interest-bearing deposits were $208.4 million on December 31, 2024, an increase of $25.3 million or 13.81%, from $183.1 million on December 31, 2023. Total borrowings were $30.0 million on December 31, 2024, unchanged from December 31, 2023.

As of December 31, 2024, total stockholders’ equity was $17.8 million (4.96% of total assets), equivalent to a book value of $6.14 per common share. Total stockholders’ equity on December 31, 2023, was $19.3 million (5.49% of total assets), equivalent to a book value of $6.70 per common share. The decrease in the ratio of stockholders’ equity to total assets was primarily due to the $1.5 million decline in net earnings for the year ended December 31, 2024 compared to the prior year, the $0.6 million after-tax increase in market value loss on the Company’s available-for-sale securities portfolio and a $7.1 million increase in total assets. The increase in unrealized losses primarily resulted from increasing market interest rates year-over-year, which decreased the fair value of the investment securities.

Asset quality, which has trended within a narrow range over the past several years, remained sound on December 31, 2024. Nonperforming assets, which consist of nonaccrual loans, loans to borrowers experiencing financial difficulty, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.10% of total assets on December 31, 2024, compared to 0.15% on December 31, 2023. The $7.1 million increase in total assets from December 31, 2023, to December 31, 2024, and the $167,000 decrease in nonperforming assets drove the 0.05% decline. The allowance for credit losses on loans was $2.8 million, or 1.38% of total loans, as of December 31, 2024, compared to $2.2 million, or 1.22% of total loans, as of December 31, 2023. The allowance for credit losses for unfunded commitments was $584,000 as of December 31, 2024, compared to $473,000 as of December 31, 2023.

Review of Financial Results

For the three-month periods ended December 31, 2024, and 2023

Net loss for the three-month period ended December 31, 2024, was $39,000, compared to net income of $167,000 for the three-month period ended December 31, 2023.

Net interest income for the three-month period ended December 31, 2024, totaled $2.8 million, a decrease of $128,000 from the three-month period ended December 31, 2023. Despite a $520,000 increase in interest income, the decrease in net interest income was primarily due to a $648,000 increase in interest expenses predominantly related to the advantage money market deposit product.

Net interest margin for the three-month period ended December 31, 2024, was 2.98%, compared to 3.17% for the same period of 2023. Higher average yields and balances on interest-earning assets combined with higher average interest-bearing funds, lower average noninterest-bearing funds, and higher cost of funds were the primary drivers of year-over-year results.

The average balance of interest-earning assets increased $7.1 million while the yield increased 0.50% from 3.77% to 4.27%, when comparing the three-month periods ending December 31, 2023, and 2024, respectively. The average balance of interest-bearing funds increased $28.9 million, the average balance of noninterest-bearing funds decreased $21.3 million, and the cost of funds increased 0.74%, when comparing the three-month periods ending December 31, 2023, and 2024, respectively.

The average balance of interest-bearing deposits in banks and investment securities decreased $22.1 million from $185.9 million to $163.8 million for the fourth quarter of 2024, compared to the same period of 2023 while the yield increased 0.01% from 2.68% to 2.69% during that same period.

Average loan balances increased $29.2 million to $204.7 million for the three-month period ended December 31, 2024, compared to $175.5 million for the same period of 2023, while the yield increased from 4.96% to 5.54% during that same period. The increase in loan yields for the fourth quarter of 2024 reflected continued runoff of the low-yielding indirect automobile loan portfolio and new loan originations at higher yields.

The provision of allowance for credit loss on loans for the three-month period ended December 31, 2024, was $71,000, compared to $103,000 for the same period of 2023.

Noninterest income for the three-month period ended December 31, 2024, was $332,000, compared to $299,000 for the three-month period ended December 31, 2023, an increase of $33,000 or 11.04%. The increase was primarily driven by a $31,000 casualty gain due to insurance proceeds exceeding the book value of assets destroyed by water damage.

For the three-month period ended December 31, 2024, noninterest expense was $3.1 million, compared to $2.9 million for the three-month period ended December 31, 2023, an increase of $171,000 or 5.82%. The primary contributors to the $171,000 increase, when compared to the three-month period ended December 31, 2023, were increases in salary and employee benefits, legal, accounting, and other professional fees, data processing and item processing services and other expenses.

For the twelve-month periods ended December 31, 2024, and 2023

Net loss for the twelve-month period ended December 31, 2024, was $112,000, compared to net income of $1.4 million for the twelve-month period ended December 31, 2023.

Net interest income for the twelve-month period ended December 31, 2024, totaled $10.9 million, a decrease of $1.2 million from $12.1 million for the twelve-month period ended December 31, 2023. The decrease in net interest income was primarily due to a $3.1 million increase in interest expenses related to growth of the advantage money market deposit product balances and short-term borrowings necessitated by the deposit runoff during 2023, offset by $1.9 million higher interest and fees on loans.

Net interest margin for the twelve-month period ended December 31, 2024, was 2.98%, compared to 3.31% for the same period of 2023. Higher average yields and lower average balances of interest-earning assets combined with higher average interest-bearing funds, lower average noninterest-bearing funds, and higher cost of funds were the primary drivers of year-over-year results.

The average balance of interest-earning assets decreased $252,000, while the yield increased 0.52% from 3.63% to 4.15%, when comparing the twelve-month periods ending December 31, 2023, and 2024, respectively. The average balance of interest-bearing funds increased $20.2 million, the average balance of noninterest-bearing funds decreased $20.3 million, and the cost of funds increased 0.90%, when comparing the twelve-month periods ending December 31, 2023, and 2024, respectively.

The average balance of interest-bearing deposits in banks and investment securities decreased $13.1 million from $187.4 million to $174.3 million for the twelve-month period ending December 31, 2024, compared to the same period of 2023. The yield increased 0.16% from 2.55% to 2.71% during that same period. The increase in yields for the twelve-month period can be attributed to the change in the mix of cash balances held in interest-bearing deposits in banks and investment securities available for sale and increases in the overnight federal funds rate between the years.

Average loan balances increased $12.8 million to $192.6 million for the twelve-month period ended December 31, 2024, compared to $179.8 million for the same period of 2023. The yield increased 0.69% from 4.76% to 5.45% during that same period. The increase in loan yields for the twelve-month period ending December 31, 2024, reflected continued runoff of the low-yielding indirect automobile loan portfolio and new loan originations at higher yields.

The Company recorded a provision of allowance for credit loss on loans of $844,000 for the twelve-month period ending December 31, 2024, compared to $96,000 for the same period in 2023. The $748,000 increase in the provision in 2024 compared to 2023, primarily reflects a $61,000 increase in net charge offs, a $28.2 million increase in the reservable balance of the loan portfolio and a 0.16% increase in the current expected credit loss percentage. As a result, the allowance for credit loss on loans was $2.8 million on December 31, 2024, representing 1.38% of total loans, compared to $2.2 million, or 1.22% of total loans on December 31, 2023.

Noninterest income for the twelve-month period ended December 31, 2024, was $1.2 million, compared to $1.1 million for the twelve-month period ended December 31, 2023, an increase of $57,000 or 5.20%. The increase was driven primarily by a $52,000 increase in other fees and commissions which included a $31,000 casualty gain due to insurance proceeds exceeding the book value of assets destroyed by water damage.

For the twelve-month period ended December 31, 2024, noninterest expense was $11.9 million, compared to $11.6 million for the twelve-month period ended December 31, 2023. The primary contributors to the $253,000 increase when compared to the twelve-month period ended December 31, 2023, were increases in legal, accounting, and other professional fees, occupancy and equipment expenses, and other expenses which included the allowance for unfunded commitments, partially offset by decreases in salary and employee benefits costs.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with seven branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	September 30,	December 31,
	2024	2024	2023
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$2,012	$2,255	$1,940
Interest-bearing deposits in other financial institutions	22,452	20,207	13,301
Total Cash and Cash Equivalents	24,464	22,462	15,241

Investment securities available for sale, at fair value	107,949	119,958	139,427
Restricted equity securities, at cost	1,671	246	1,217

Loans, net of deferred fees and costs	205,219	206,975	176,307
Less: Allowance for credit losses	(2,839)	(2,748)	(2,157)
Loans, net	202,380	204,227	174,150

Premises and equipment, net	2,630	2,723	3,046
Bank owned life insurance	8,834	8,789	8,657
Deferred tax assets, net	8,548	6,879	7,897
Accrued interest receivable	1,345	1,478	1,192
Accrued taxes receivable	148	497	121
Prepaid expenses	471	486	475
Other assets	516	614	390
Total Assets	$358,956	$368,359	$351,813

LIABILITIES
Noninterest-bearing deposits	$100,747	$115,938	$116,922
Interest-bearing deposits	208,442	198,335	183,145
Total Deposits	309,189	314,273	300,067

Short-term borrowings	30,000	30,000	30,000
Defined pension liability	330	329	324
Accrued expenses and other liabilities	1,620	2,597	2,097
Total Liabilities	341,139	347,199	332,488

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,900,681; 2,900,681; 2,882,627; shares as of December 31, 2024, September 30, 2024, and December 31, 2023 respectively.	2,901	2,901	2,883
Additional paid-in capital	11,037	11,037	10,964
Retained earnings	22,882	22,921	23,859
Accumulated other comprehensive loss	(19,003)	(15,699)	(18,381)
Total Stockholders' Equity	17,817	21,160	19,325
Total Liabilities and Stockholders' Equity	$358,956	$368,359	$351,813

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Interest income
Interest and fees on loans	$2,851	$2,192	$10,498	$8,559
Interest and dividends on securities	773	1,082	3,379	4,147
Interest on deposits with banks and federal funds sold	332	162	1,335	631
Total Interest Income	3,956	3,436	15,212	13,337

Interest expense
Interest on deposits	818	176	2,533	513
Interest on short-term borrowings	375	369	1,738	689
Total Interest Expense	1,193	545	4,271	1,202

Net Interest Income	2,763	2,891	10,941	12,135
Provision of credit loss allowance	71	103	844	96
Net interest income after release of credit loss provision	2,692	2,788	10,097	12,039

Noninterest income
Service charges on deposit accounts	42	39	150	159
Other fees and commissions	245	217	829	777
Income on life insurance	45	43	178	164
Total Noninterest Income	332	299	1,157	1,100

Noninterest expenses
Salary and employee benefits	1,708	1,621	6,580	6,710
Occupancy and equipment expenses	330	339	1,325	1,294
Legal, accounting and other professional fees	346	301	1,115	993
Data processing and item processing services	260	250	1,016	1,005
FDIC insurance costs	42	40	161	163
Advertising and marketing related expenses	29	25	117	97
Loan collection costs	13	8	25	22
Telephone costs	44	39	154	151
Other expenses	346	324	1,398	1,203
Total Noninterest Expenses	3,118	2,947	11,891	11,638

(Loss) income before income taxes	(94)	140	(637)	1,501
Income tax (benefit) expense	(55)	(27)	(525)	72

Net income (loss)	$(39)	$167	$(112)	$1,429

Basic and diluted net income (loss) per common share	$(0.01)	$0.06	$(0.04)	$0.50

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the twelve months ended December 31, 2024 and 2023

(dollars in thousands)

(unaudited)

		Additional		Accumulated Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss) Income	Equity
Balance, December 31, 2022	$2,865	$10,862	$23,579	$(21,252)	$16,054

Net income	-	-	1,429	-	1,429
Cash dividends, $0.40 per share	-	-	(1,149)	-	(1,149)
Dividends reinvested under dividend reinvestment plan	18	102	-	-	120
Other comprehensive income	-	-	-	2,871	2,871
Balance, December 31, 2023	$2,883	$10,964	$23,859	$(18,381)	$19,325

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2023	$2,883	$10,964	$23,859	$(18,381)	$19,325

Net loss	-	-	(112)	-	(112)
Cash dividends, $0.30 per share	-	-	(865)	-	(865)
Dividends reinvested under dividend reinvestment plan	18	73	-	-	91
Other comprehensive loss	-	-	-	(622)	(622)
Balance, December 31, 2024	$2,901	$11,037	$22,882	$(19,003)	$17,817

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2024:
Common Equity Tier 1 Capital	$36,481	15.15%	$10,837	4.50%	$15,653	6.50%
Total Risk-Based Capital	$39,496	16.40%	$19,265	8.00%	$24,082	10.00%
Tier 1 Risk-Based Capital	$36,481	15.15%	$14,449	6.00%	$19,265	8.00%
Tier 1 Leverage	$36,481	9.97%	$14,640	4.00%	$18,300	5.00%

As of September 30, 2024:
Common Equity Tier 1 Capital	$36,755	15.47%	$10,691	4.50%	$15,443	6.50%
Total Risk-Based Capital	$39,729	16.72%	$19,006	8.00%	$23,758	10.00%
Tier 1 Risk-Based Capital	$36,755	15.47%	$14,255	6.00%	$19,006	8.00%
Tier 1 Leverage	$36,755	10.11%	$14,539	4.00%	$18,173	5.00%

As of December 31, 2023:
Common Equity Tier 1 Capital	$37,975	17.37%	$9,840	4.50%	$14,213	6.50%
Total Risk-Based Capital	$40,237	18.40%	$17,493	8.00%	$21,867	10.00%
Tier 1 Risk-Based Capital	$37,975	17.37%	$13,120	6.00%	$17,493	8.00%
Tier 1 Leverage	$37,975	10.76%	$14,113	4.00%	$17,641	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31	September 30	December 31	December 31	December 31
	2024	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Financial Data
Assets	$358,956	$368,359	$351,813	$358,956	$351,813
Investment securities	107,949	119,958	139,427	107,949	139,427
Loans, (net of deferred fees & costs)	205,219	206,975	176,307	205,219	176,307
Allowance for loan losses	2,839	2,748	2,157	2,839	2,157
Deposits	309,189	314,273	300,067	309,189	300,067
Borrowings	30,000	30,000	30,000	30,000	30,000
Stockholders' equity	17,817	21,160	19,325	17,817	19,325
Net income	(39)	129	167	(112)	1,429

Average Balances
Assets	$366,888	$364,127	$353,085	$363,994	$361,731
Investment securities	136,868	142,972	174,581	148,037	173,902
Loans, (net of deferred fees & costs)	204,703	203,316	175,456	192,646	179,790
Deposits	314,046	312,019	310,168	309,838	330,095
Borrowings	30,323	30,001	26,579	32,720	12,580
Stockholders' equity	20,664	19,559	14,253	19,169	17,105

Performance Ratios
Annualized return on average assets	-0.04%	0.14%	0.19%	-0.03%	0.40%
Annualized return on average equity	-0.75%	2.63%	4.65%	-0.58%	8.35%
Net interest margin	2.98%	3.06%	3.17%	2.98%	3.31%
Dividend payout ratio	0%	224%	172%	-773%	80%
Book value per share	$6.14	$7.29	$6.70	$6.14	$6.70
Basic and diluted net income per share	(0.01)	0.04	0.06	(0.04)	0.50
Cash dividends declared per share	0.00	0.10	0.10	0.30	0.40
Basic and diluted weighted average shares outstanding	2,900,681	2,897,929	2,880,398	2,893,871	2,873,500

Asset Quality Ratios
Allowance for loan losses to loans	1.38%	1.33%	1.22%	1.38%	1.22%
Nonperforming loans to avg. loans	0.18%	0.14%	0.30%	0.19%	0.29%
Allowance for loan losses to nonaccrual & 90+ past due loans	789.1%	937.5%	409.3%	789.1%	409.3%
Net charge-offs annualize to avg. loans	-0.04%	-0.09%	0.08%	0.08%	0.06%

Capital Ratios
Common Equity Tier 1 Capital	15.15%	15.47%	17.37%	15.15%	17.37%
Tier 1 Risk-based Capital Ratio	15.15%	15.47%	17.37%	15.15%	17.37%
Leverage Ratio	9.97%	10.11%	10.76%	9.97%	10.76%
Total Risk-Based Capital Ratio	16.40%	16.72%	18.40%	16.40%	18.40%